Exhibit 99.1

September 2, 2009

Contact: Lucy Ryan

Tel: (703) 272-6010

Email: Lucy.Ryan@gd-ais.com

General Dynamics Advanced Information Systems Completes Acquisition of Axsys Technologies

FAIRFAX, Va. — General Dynamics Advanced Information Systems, a business unit of General Dynamics (NYSE: GD), today completed its previously announced purchase of Axsys Technologies, Inc., (NASDAQ: AXYS) for $54 in cash per share of Axsys Technologies’ outstanding common stock. The cost of the transaction is approximately $643 million.

The acquisition, which was approved by the boards of both companies and Axsys Technologies’ shareholders, will be neutral to General Dynamics’ earnings in 2009 and accretive thereafter.

Axsys Technologies is a global leader in the design and manufacture of high-performance electro-optical and infrared (EO/IR) sensors and systems and multi-axis stabilized cameras. The company’s sophisticated solutions are typically found in applications that demand the finest optical surfaces, highest accuracy and tightest motion-control tolerances, such as weapon systems, long-range surveillance cameras and highly precise imaging telescopes. The company employs approximately 1,000 workers in five principal locations: Cullman, Ala.; San Diego and Grass Valley, Calif.; Nashua, N.H.; and Rochester Hills, Mich.

Lou Von Thaer, president of General Dynamics Advanced Information Systems, said, “Axsys Technologies strengthens our portfolio of offerings and discriminators in the tactical intelligence, surveillance and reconnaissance market. We look forward to maintaining and strengthening the relationships that Axsys Technologies enjoys with its existing customers, and collaborating to create new products and pursue new markets together.”

Headquartered in Fairfax, Va., General Dynamics Advanced Information Systems is a provider of end-to-end mission solutions in systems integration, development and operations support to customers in the defense, intelligence, space and homeland security communities. The company integrates land, air, sea, space and cyber assets to facilitate the collection, exploitation, analysis and dissemination of mission-critical intelligence information. More information is available online at www.gd-ais.com.

General Dynamics, headquartered in Falls Church, Va., employs approximately 92,000 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about General Dynamics is available online at www.gd.com.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, understandings, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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